EXHIBIT 1.1.3

                                                                     EXECUTION



                  FARMER MAC MORTGAGE SECURITIES CORPORATION
              Guaranteed Agricultural Mortgage-Backed Securities
                                Series 1/29/97
          Guaranteed by the Federal Agricultural Mortgage Corporation

                                TERMS AGREEMENT
                          (to Underwriting Agreement,
                             dated June 26, 1996,
              among the Company, Farmer Mac and the Underwriter)


Farmer Mac Mortgage Securities Corporation                    January 24, 1997
919 18th Street, N.W.
Washington D.C. 20006

Federal Agricultural Mortgage Corporation
919 18th Street, N.W.
Washington D.C. 20006

            Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1/29/97 Certificates specified in Section 1(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1/29/97 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-6325). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement or Trust Agreement, as applicable.

            Section 1. The Qualified Loan Pools: The Qualified Loan Pools shall have the characteristics described in the Prospectus Supplement.

            Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Prospectus
      Supplement:


                                                              Class Purchase
       Class        Original Principal    Pass-Through       Price Percentage
                       Amount               Rate          (net of Underwriting
                                                                  fees)
    Pool AA1005         $3,467,000            (1)              102.046875 %
    Pool AS1006          6,352,400            (1)              101.750000
    Pool CA1004          2,618,000            (1)                  (2)
    Pool CS1004          5,300,400            (1)              100.687500


(1) On each applicable Distribution Date, the Pass-Through Rate for each Class of Certificates will be a rate per annum equal to the weighted average of the Net Mortgage Rates for the Qualified Loans in the related Pool. It is expected that the Pass-Through Rates for the initial Interest Accrual Periods on the Pool AA1005, Pool AS1006, Pool CA1004 and Pool CS1004 Certificates will be approximately 7.807%, 7.488%, 7.429% and 7.123%, respectively, per annum.

(2) The Purchase Price for Pool CA1004 shall be (a) $1,460,896.25 plus accrued interest on an original principal amount of $1,448,000 at 7.335% per annum from and including the Cut-off Date up to, but not including, the Closing Date as defined in Section 3 and (b) the Certificates evidencing the entire beneficial ownership interest in Pool CA1002, having a current principal balance of $1,170,000.


            (b) The Offered Certificates shall have such other characteristics as described in the related Final Prospectus.

            Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) plus accrued interest at the applicable initial Pass-Through Rate per annum of each such Class from and including the Cut-off Date up to, but not including, January 29, 1997 (the "Closing Date"); except that the Purchase Price for Pool CA1004 shall be as set forth in footnote (2) above.

            Section 4.  Tax Treatment:    No election will be made to treat
the assets of the Trust Fund as a REMIC.
                                 *  *  *  *  *

            If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, Farmer Mac and the Company.

                                    Very truly yours,

                                    BEAR, STEARNS & CO. INC.



                                    By:   /s/ Jeffrey Mayer
                                          Name:Jeffrey Mayer
                                          Title:  Senior Managing Director


The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FEDERAL AGRICULTURAL MORTGAGE CORPORATION



By:   /s/Christopher A. Dunn
     Name: Christopher A. Dunn
     Title:   Vice President

FARMER MAC MORTGAGE SECURITIES CORPORATION



By:   /s/CHristopher A. Dunn
      Name:  Christopher A. Dunn
     Title:    Vice President